Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30   Three Months Ended June 30
                                              2000          1999          2000          1999
                                           ----------    ----------   -----------    -----------
BASIC
Average shares outstanding                 60,969,469    61,884,046    60,837,740    61,906,626
Net income                                    $37,280       $28,843       $21,240       $12,264

     Per share amount                           $0.61         $0.47         $0.35         $0.20
                                                =====         =====         =====         =====

DILUTED
Average shares outstanding                 60,969,469    61,884,046    60,837,740    61,906,626

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       201,645       238,513       266,108       318,169
                                           ----------    ----------    ----------    ----------
                                           61,171,114    62,122,559    61,103,848    62,224,795
Net income                                    $37,280       $28,843       $21,240       $12,264

     Per share amount                           $0.61         $0.46         $0.35         $0.20
                                                =====         =====         =====         =====